Chairman and Chief Executive Officer

Caterpillar Inc.
Peoria, Illinois 61629

Dear Institutional Investor:

What a difference a year can make! At the 2008 annual stockholders’ meeting, I reported our fifth straight year of record sales/revenues and profits and our expectation for another great year in 2008. Although 2008 was a year of tremendous accomplishment, in September we experienced a seismic shift in the global industries we serve, which quickly and dramatically changed our business.  As you know, the global economy has been under severe pressure ever since and, as a result, 2009 will be an extremely challenging year.

With that in mind, we are making tough decisions and taking aggressive and decisive actions to position the Company for both short-term and long-term success. We are executing “trough” plans, which have been a part of our strategy since introduced in 2005, across the Company to, among other things, control costs wherever possible, significantly reduce inventory and strengthen the Company’s liquidity position. Good companies become great companies when they face and conquer adversity. We are not merely positioned to survive the financial downturn – rather, we are poised to strengthen our global leadership position. Changing our governance practices and corporate structure, as contemplated by the stockholder proposals presented below, will only divert attention and resources from the tasks that will generate long-term stockholder value – the successful implementation of our corporate strategy and “trough” plans.

Because you are a valued investor in Caterpillar stock, I want to personally explain our position on four of the seven stockholder proposals presented in our 2009 Proxy Statement that relate to our governance practices, and ask you to vote AGAINST them if you have not already done so.  While these types of proposals may have merit at some companies, for the reasons provided below, we strongly encourage you to afford Caterpillar the benefit of individual consideration.

Independent Chairman of the Board

The Company received similar proposals in 2006 and 2007, which were soundly rejected by stockholders. The Board believes the combined role of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. Unified leadership and focused management are needed now more than ever, to allow the Company to navigate and excel in the current economic environment. Splitting the role of Chairman and CEO and mandating an independent Chairman will only add cost and drive inefficiency – actions inconsistent with the cost reduction and efficiency gains that are the foundation of our effective performance during this economic downturn. We believe this to be particularly true in our case where 14 of 15 members of our Board are independent (under New York Stock Exchange Standards) and actively participate in the oversight and strategic direction of the Company. Lastly, the Company has adopted or follows various corporate governance policies to “counter–balance” the combined role of the Chairman and CEO and ensure a strong, independent board, such as electing an independent Presiding Director, with responsibilities consistent with “best practices,” and all committees of the Board are made up of independent directors. Accordingly, we think the risk of ineffective Board oversight and management entrenchment is extremely remote.

Annual Election of Directors

The Board acknowledges that last year a similar proposal passed.  With that in mind, the Board has evaluated and considered the most effective structure for the Board and continues to believe that a classified board structure is in the best long-term interests of the Company and its stockholders. A classified board provides stability, prevents sudden disruptive changes to the Board’s composition, enhances long-term planning and ensures that, at any given time, there are directors serving on the Board who are intimately familiar with the Company, its business and its strategy - such as our “trough” plans.  Again, this structure is particularly important given the current challenges the Company faces, the Company’s global reach and our Vision 2020 strategic plan – a commitment that stretches over several years and one that will be best fulfilled by a stable and continuous board.

Adopt Simple Majority Vote Standard

The Company’s super-majority voting standards apply to a small but important number of matters of corporate structure and governance. The super-majority standards do not apply to the approval of a merger or business combination, for which only a simple majority is required. These super-majority standards ensure that broad stockholder support exists before significant changes to the Company’s corporate or governance structure can be implemented. In fact, the Board intentionally created these super-majority standards, in part, to protect all stockholders from a single or small group of stockholders acting in their own self-interests. The Board believes that a higher voting threshold for significant changes to the Company’s corporate or governance structure is in the best long-term interests of the Company and all of its stockholders.

Director Election Majority Vote Standard

For the past five years, the Company has received a similar proposal, and each year the proposal has not passed. In light of these results and for the reasons provided below, the Board believes that the Company’s current method of electing directors continues to be in the best long-term interests of the Company and its stockholders. The Company and its stockholders have a solid history of electing, via plurality voting, a strong and independent Board:

▪	Over the past ten years, the average affirmative vote for the directors has been greater than 96%; and

▪	None of our directors has ever received less than the majority of votes cast.

Further, the Board, in 2007, approved the Director Resignation Policy, which addresses the concerns expressed in this stockholder proposal.  The Director Resignation Policy provides that any director nominee who receives a greater number of votes "withheld" than votes "for" will tender his or her resignation for consideration by the Board.  The Director Resignation Policy provides stockholders a meaningful role in the election of directors and allows the Board flexibility to exercise its independent judgment on a case-by-case basis.

I urge you to give these proposals particular attention and consider supporting Caterpillar - a company with a strong history of ethical behavior, outstanding product performance and strong corporate governance.  Please vote AGAINST these four stockholder proposals, as well as the other three stockholder proposals found in our 2009 Proxy Statement.

Thank you again for your consideration.

Sincerely,

/s/James W. Owens

James W. Owens
Chairman & CEO